Newtek Merchant Solutions, LLC and Subsidiary (A Wholly-owned Subsidiary of NBSH Holdings, LLC) Consolidated Financial Statements and Independent Auditor’s Report December 31, 2020

Newtek Merchant Solutions, LLC and Subsidiary Index Year Ended December 31, 2020 Pages Independent Auditor’s Report ................................................................................................................... 1 Consolidated Financial Statements Consolidated Balance Sheet .......................................................................................................................... 2 Consolidated Statement of Income ............................................................................................................... 3 Consolidated Statement of Changes in Member’s Equity ............................................................................ 4 Consolidated Statement of Cash Flows ........................................................................................................ 5 Notes to Consolidated Financial Statements ............................................................................................ 6-13

1 INDEPENDENT AUDITOR’S REPORT To the Board of Directors and Stockholder of Newtek Merchant Solutions, LLC and Subsidiary We have audited the accompanying consolidated financial statements of Newtek Merchant Solutions, LLC and Subsidiary (“NMS”), a wholly-owned subsidiary of NBSH Holdings LLC, which comprise the consolidated balance sheets as of December 31, 2020, and the related consolidated statements of income, changes in member’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements. Management’s Responsibility for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Newtek Merchant Solutions, LLC and Subsidiary as of December 31, 2020, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America. Melville, New York March 11, 2021

Newtek Merchant Solutions, LLC and Subsidiary Consolidated Balance Sheet December 31, 2020 See notes to consolidated financial statements. 2 Assets Current assets: Cash 3,821,415$ Accounts receivable 2,836,108 Prepaid expenses and other current assets 293,963 Inventory 167,320 Total current assets 7,118,806 Fixed assets, net 434,915 Restricted cash 578,152 Customer merchant accounts, net 1,064,678 Due from related parties 282,890 Notes receivable - related party 24,090,000 Goodwill 13,813,812 Total assets 47,383,253$ Liabilities and Member's Equity Current liabilities: Accounts payable and accrued expenses 3,211,861$ Residuals payable 983,014 Chargeback reserves 999,497 Due to related parties 399,238 Line of credit 7,500,000 Bank notes payable, current 3,500,000 Total current liabilities 16,593,610 Bank notes payable, long-term, net (Note 6) 24,954,258 Total liabilities 41,547,868 Member's equity 5,835,385 Total liabilities and member's equity 47,383,253$

Newtek Merchant Solutions, LLC and Subsidiary Consolidated Statement of Income Year Ended December 31, 2020 See notes to consolidated financial statements. 3 Revenues Electronic payment processing 33,036,467$ Expenses Electronic payment processing costs 13,418,432 Salaries and benefits 5,678,172 Professional fees 870,510 Depreciation and amortization 1,536,116 Other general and administrative costs 1,284,599 Total expenses 22,787,829 Income from operations 10,248,638 Interest expense, net (1,182,591) Interest income - related parties 429,894 Total other expenses (752,697) Net income 9,495,941$

Newtek Merchant Solutions, LLC and Subsidiary Consolidated Statement of Changes in Member’s Equity Year Ended December 31, 2020 See notes to consolidated financial statements. 4 Member's Equity Balance, January 1, 2020 6,625,317$ Net income 9,495,941 Distributions (10,285,873) Balance, December 31, 2020 5,835,385$

Newtek Merchant Solutions, LLC and Subsidiary Consolidated Statement of Cash Flows Year Ended December 31, 2020 See notes to consolidated financial statements. 5 Cash flows from operating activities: Net income 9,495,941$ Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 1,615,837 Amortization of deferred financing costs 150,290 Changes in operating assets and liabilities: Accounts receivable 214,888 Prepaid expenses and other current assets (86,993) Inventory (33,049) Accounts payable and accrued expenses (278,932) Due to/from related parties (226,465) Net cash provided by operating activities 10,851,517 Cash flows used in investing activities: Net drawdowns from related party note (11,927,499) Purchase of fixed assets (199,326) Net cash used in investing activities (12,126,825) Cash flows used in financing activities: Dividends paid to shareholder (10,285,873) Proceeds from line of credit 7,500,000 Principal payments to Webster Bank (3,500,000) Net cash used in financing activities (6,285,873) Net decrease in cash and restricted cash (7,561,182) Cash and restricted cash, beginning of year 11,960,749 Cash and restricted cash, end of year 4,399,567$ Supplemental disclosure of cash flow activities Interest paid 1,453,583$

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements Year Ended December 31, 2020 6 1. Organization, Basis of Presentation and Description of Business Newtek Merchant Solutions, LLC (“NMS”) was organized as a limited liability company (“LLC”) under the laws of the State of Wisconsin and is a wholly-owned subsidiary of NBSH Holdings, LLC (“NBSH”). NBSH was organized on November 1, 2018 under the laws of the State of New York and is a wholly-owned subsidiary of Newtek Business Services Holdco 1, Inc. (“Holdco”) which was incorporated on June 5, 2015 under the laws of the State of New York and is a wholly- owned subsidiary of Newtek Business Services Corp. (“Newtek”). The accompanying consolidated financial statements include the accounts of NMS and its wholly- owned subsidiary, UPSWI Sales (“UPS Sales”), which are collectively hereinafter referred to as the “Company”. All significant intercompany accounts and transactions have been eliminated in these consolidated financial statements. The Company markets credit and debit card processing services, check approval services and ancillary processing equipment and software to merchants who accept credit cards, debit cards, checks and other noncash forms of payment. 2. Significant Accounting Policies Use of Estimates The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates, by their nature, are based on judgment and available information. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant changes in the near term relate to the determination of the reserve for chargeback losses. Financial Instruments The Company’s financial instruments include cash, accounts receivable, notes receivable from related party, accounts payable, residuals payable, line of credit and bank notes payable. The carrying amount of cash, accounts receivable, accounts payable and residuals payable approximate fair value due to their short-term maturities. The carrying amounts of notes receivable from related party, line of credit and bank notes payable approximate fair value due to the variable interest rate they carry. Cash Invested cash is held exclusively at financial institutions of high credit quality. As of December 31, 2020, cash deposits in excess of insured amounts totaled approximately $3,547,000.

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements Year Ended December 31, 2020 7 Restricted Cash Under the terms of the processing agreements between NMS and its processing banks, NMS maintains cash accounts as reserves against chargeback losses. As the Company receives fees from the processing bank, a certain percentage is allocated to the cash reserve account. The following table provides a reconciliation of cash and restricted cash reported within the balance sheet that sum to the total of the same such amounts shown in the statement of cash flows at December 31, 2020. Cash 3,821,415$ Restricted cash 578,152 Total cash and restricted cash 4,399,567$ Accounts Receivable Accounts receivable represent amounts owed to the Company by third parties for electronic payment processing and related residuals. The Company estimates losses on accounts receivable based on known troubled accounts and historical experience of losses incurred. The Company determined no reserve for uncollectible accounts was necessary at December 31, 2020. Inventory Inventory consists primarily of equipment to be installed in merchant locations to enable the merchants to process electronic transactions. Inventory is stated at the lower of cost or net realizable value, which is determined on a FIFO (first in-first out) basis. Fixed Assets Fixed assets, which are comprised of terminals, software, telephone systems, computer equipment, automobile, website and leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation of fixed assets is provided on a straight-line basis using estimated useful lives of the related assets ranging from three to seven years. Amortization of leasehold improvements is provided on a straight-line basis using the lesser of the useful life of the asset, which is generally three to five years, or lease term. Software Development Costs The Company capitalizes certain software development costs for internal use. Costs incurred during the preliminary project stage are expensed as incurred, while application stage projects are capitalized. The latter costs are typically employee and/or consulting services directly associated with the development of the internal use software. Software and website costs are included in fixed assets in the accompanying consolidated balance sheets. Amortization commences once the software and website costs are ready for their intended use and are amortized using the straight-line method over the estimated useful life, typically three years.

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements Year Ended December 31, 2020 8 Goodwill and Customer Merchant Accounts Goodwill is an indefinite lived asset, which is not amortized and is instead subject to impairment testing, at least annually. Customer merchant accounts with finite lives are amortized over an estimated useful life of 30 or 66 months (See Note 5). The Company considers the following to be some examples of indicators that may trigger an impairment review outside of its annual impairment review: (i) significant under-performance or loss of key contracts acquired in an acquisition relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of the acquired assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s fair value for a sustained period of time; and (vi) regulatory changes. In assessing the recoverability of the Company’s goodwill and customer merchant accounts, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These include estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the Company, the period over which cash flows will occur, and determination of the Company’s cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and conclusions on impairment. Revenue Recognition Revenues are recognized when control of the promised goods or services is transferred to the Company's customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. To achieve this core principle, the Company applies the following five steps: 1. Identify the contract with a customer 2. Identify the performance obligations in the contract 3. Determine the transaction price 4. Allocate the transaction price to the performance obligations in the contract 5. Recognize revenue when or as the Company satisfies a performance obligation Revenue is recognized net of taxes collected from customers, which are subsequently remitted to governmental authorities. Revenue is primarily derived from electronic payment processing and related fee income. Electronic payment processing and fee income Electronic payment processing and fee income is derived from the electronic processing of credit and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services by applying a percentage to the dollar amount of each transaction plus a flat fee per transaction. Certain merchant customers are charged miscellaneous fees, including fees for handling charge-backs or returns, monthly minimum fees, statement fees and fees for other miscellaneous services. Revenues derived from the electronic processing of MasterCard®, Visa®, American Express® and Discover® sourced credit and debit card transactions are reported gross of amounts paid to sponsor banks.

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements Year Ended December 31, 2020 9 The Company's performance obligations are to stand ready to provide holistic electronic payment processing services consisting of a series of distinct elements that are substantially the same and have the same pattern of transfer over time. The Company’s promise to its customers is to perform an unknown or unspecified quantity of tasks and the consideration received is contingent upon the customers’ use (i.e., number of payment transactions processed, number of cards on file, etc.); as such, the total transaction price is variable. The Company allocates the variable fees charged to the day in which it has the contractual right to bill under the contract. ASU 2014-09, "Revenues from Contracts with Customers (“Topic 606”)" (“ASC 606”) requires that the Company determine for each customer arrangement whether revenue should be recognized at a point in time or over time. For the year ended December 31, 2020 substantially all of the Company’s revenues were recognized over time. ASC 606 requires disclosure of the aggregate amount of the transaction price allocated to unsatisfied performance obligations; however, as permitted by ASC 606, the Company has elected to exclude from this disclosure any contracts with an original duration of one year or less and any variable consideration that meets specified criteria. As described above, the Company’s most significant performance obligations consist of variable consideration under a stand-ready series of distinct days of service. Such variable consideration meets the specified criteria for the disclosure exclusion; therefore, the majority of the aggregate amount of transaction price that is allocated to performance obligations that have not yet been satisfied is variable consideration that is not required for this disclosure. The aggregate fixed consideration portion of customer contracts with an initial contract duration greater than one year is not material. Interest Income Interest income from a related party is recorded on an accrual basis, when earned, based on the current lending rate in place. Reserve for Losses on Merchant Accounts Disputes between a cardholder and a merchant periodically arise as a result of, among other things, cardholder dissatisfaction with merchandise quality or merchant services. Such disputes may not be resolved in the merchant’s favor. In these cases, the transaction is “charged back” to the merchant, which means the purchase price is refunded to the customer through the merchant’s acquiring bank and charged to the merchant. If the merchant has inadequate funds, the Company or, under limited circumstances, the Company and the acquiring bank, must bear the credit risk for the full amount of the transaction. The Company evaluates its risk for such transactions and estimates its potential loss for charge-backs based primarily on historical experience and other relevant factors. The Company records reserves for charge-backs and contingent liabilities when such amounts are deemed to be probable and estimable. The required reserves may change in the future due to new developments, including, but not limited to, changes in litigation or increased charge-back exposure as the result of merchant insolvency, liquidation, or other reasons. The required reserves are reviewed periodically to determine if adjustments are required.

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements Year Ended December 31, 2020 10 Electronic Payment Processing Costs Electronic payment processing costs consist principally of costs directly related to the processing of merchant sales volume, bank processing fees and costs paid to third-party processing networks. Such costs are recognized at the time the merchant transactions are processed or when the services are performed. In addition to costs directly related to the processing of merchant sales volume, electronic payment processing costs also include residual expenses. Residual expenses represent fees paid to third- party sales referral sources. Residual expenses are paid in accordance with contracted terms. These are generally linked to revenues derived from merchants successfully referred to the Company and that begin using the Company for merchant processing services. Such residual expenses are recognized in the Company’s consolidated statements of income. During the year ended December 31, 2020, the Company partnered with two sponsor banks for substantially all merchant transactions. Substantially all merchant transactions were processed by one merchant processor. Income Taxes The Company and its subsidiary are treated as flow-through entities for federal and state income tax purposes. Under present income tax laws, the Company is not subject to federal or state income taxes. The member is responsible for taxes on their respective share of the Company’s net income or losses. The Company reviews uncertain tax positions taken, or expected to be taken, in the course of preparing the Company’s consolidated financial statements to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Management of the Company is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which include federal and certain states. The Company has no examinations in progress and none are expected at this time. The Company has reviewed the open tax years in major jurisdictions and concluded there is no tax liability, interest, or penalties resulting from unrecognized tax benefits relating to uncertain income tax positions taken, or expected to be taken, in future tax returns. Subsequent Events The Company has evaluated subsequent events for potential recognition and/or disclosure through March 11, 2021, the date these consolidated financial statements were available to be issued.

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements Year Ended December 31, 2020 11 3. Fixed Assets The Company’s fixed assets are comprised of the following at December 31, 2020: Terminals 1,368,055$ Software 877,990 Telephone systems 96,717 Computer equipment 46,929 Automobile 24,576 Website 14,705 Leasehold improvements 5,170 2,434,142 Less: accumulated depreciation and amortization (1,999,227) 434,915$ Depreciation and amortization expense related to fixed assets for the year ended December 31, 2020 was approximately $254,000. 4. Goodwill The carrying value of goodwill at December 31, 2020 is approximately $13,814,000. The Company performed a qualitative assessment on goodwill to determine if it is more likely than not that the Company’s fair value is less than its carrying amount. Based on its qualitative assessment, the Company determined that goodwill was not impaired at December 31, 2020 and that no further assessment was required. There were no changes to the carrying value of goodwill during the year ended December 31, 2020. 5. Customer Merchant Accounts The net carrying value of customer merchant accounts was approximately $1,065,000 at December 31, 2020. Customer merchant accounts are amortized over an estimated useful life of 30 to 66 months, as appropriate. Total amortization expense of customer merchant accounts using the straight-line method is included in depreciation and amortization in the accompanying consolidated statements of income and was approximately $1,362,000 for the year ended December 31, 2020. Total expected amortization expense is as follows: Years Ending December 31, 2021 567,796 2022 333,690 2023 150,343 2024 12,848 1,064,678$

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements Year Ended December 31, 2020 12 6. Line of Credit and Bank Notes Payable, Net In November 2018, the Company entered into a Credit and Guarantee Agreement (the “Webster Agreement”), which extended a term loan for $35,000,000 (the “Webster Term Loan”) and a revolving line of credit (the “Webster RLOC” combined with the Webster Term Loan, the “Webster Facility”) with maximum borrowings of $15,000,000 for a total commitment of $50,000,000. All assets of the Company are pledged as collateral under the Webster Agreement and is guaranteed by Newtek. The Webster Facility provides for monthly interest payments and the Webster Term Loan provides for quarterly principal payments, with total remaining principal due at maturity. The Webster Facility matures in November 2023. Borrowings under the Webster Facility are classified either as a “Base Rate Loan” or a “LIBOR Rate Loan” at the Company’s election. Each LIBOR Rate Loan shall bear interest on the outstanding balance at a rate equal to LIBOR plus 2.5%, and each Base Rate Loan shall bear interest on the outstanding balance at a rate equal to the Prime Rate plus 1.5%. The effective interest rate at December 31, 2020 for the Webster Term Loan and Webster RLOC were 2.74% and 2.64%, respectively. The Webster Agreement requires certain restrictive covenants for which the Company was in compliance as of December 31, 2020. Total interest expense, excluding amortization of deferred financing costs, for the year ended December 31, 2020 was approximately $1,202,000. Amortization of deferred financing costs for the year ended December 31, 2020 was approximately $150,000 and is included in interest expense on the consolidated statements of income. The remaining amount of unamortized deferred financing costs incurred by the Company related to the Webster Facility was approximately $421,000 at December 31, 2020. Outstanding borrowings under the Webster RLOC was $7,500,000 at December 31, 2020. Outstanding borrowings under the Webster Term Loan consisted of the following at December 31, 2020: Principal 28,875,000$ Unamortized deferred financing costs (420,742) Net carrying amount 28,454,258$ Debt principal payments are as follows: Years Ending December 31, 2021 3,500,000$ 2022 4,812,500 2023 20,562,500 28,875,000$

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements Year Ended December 31, 2020 13 7. Notes Receivable – Related Party The Company has extended a line of credit to Newtek. The Company had approximately $24,090,000 outstanding on its revolving line of credit with Newtek, at December 31, 2020. The line, which matures in November 2023, allows for maximum borrowings of $50,000,000 (subject to availability) and bears interest at a rate equal to that in effect under the Company’s Webster Facility, at any given time. The Company recorded related party interest income of approximately $430,000 during the year ended December 31, 2020. At December 31, 2020 there was approximately $192,000, in accrued interest income included in prepaid expenses and other current assets on the consolidated balance sheet. 8. Related Party Transactions The Company has related party transactions with Newtek and various portfolio companies of Newtek, including Automated Merchant Services, Inc. (“AMS”), Mobil Money LLC (“MOB”), Newtek Technology Solutions, Inc. (“NTS”) and PMTWorks Payroll, LLC (“PMT”). During the year ended December 31, 2020, the Company incurred residual expenses totaling approximately $136,000 from AMS and NTS, managed technology services costs of approximately $632,000 from NTS, licensing fees for zero cost payment processing of approximately $107,000 from MOB and payroll processing costs of approximately $28,000 from PMT. Included in salaries and benefits are charges from Newtek related to salaries for management and certain other employees that perform services for the Company. Total amounts allocated to the Company for the year ended December 31, 2020 were approximately $402,000. The Company subleases office space from Newtek in Lake Success, NY. The rent payment is based upon an allocation of headcount in the Lake Success office space. Rent expense for the years ended December 31, 2020 was approximately $229,000. 9. Commitments and Contingencies The Company has a Merchant ISO Agreement with a sponsor bank. Under the terms of the Merchant ISO Agreement, NMS is required to pay monthly minimum fees of $15,000 during the term of the agreement. The agreement renews automatically annually. Litigation As a result of prior litigation with the Federal Trade Commission, NMS voluntarily entered into, and is presently operating under, a permanent injunction with respect to certain of its business practices.